Exhibit 99.1

Flux Power Reports Fiscal Full Year 2024 Financial Results

Continued Demand Across the Portfolio as Flux Diligently Follows Growth and Profitability Roadmap

Restatement of Previously Filed Financial Statements Complete. No Impact to Cashflow

Management to Host Conference Call in Conjunction with Q1 & Q2 FY2025 Financial Results Upon Filing Related

Forms 10-Q with the Securities and Exchange Commission

Vista, CA — January 29, 2025 — Flux Power Holdings, Inc. (NASDAQ: FLUX), a developer of advanced lithium-ion energy storage solutions for electrification of commercial and industrial equipment, has reported its financial and operational results for the fiscal fourth quarter and year ended June 30, 2024.

Key Financial and Operational Highlights and Business Updates

($ millions)	Full Year Comparison				Q4 Comparison
	FY 2024	FY 2023 (Restated)	$ Change YoY	% Change YoY	Q4-2024	Q4-2023 (Restated)	$ Change QoQ	% Change QoQ
Revenue	$60.8	$66.5	-$5.7	-8.5%	$13.4	$16.4	-$3.0	-18.4%
Gross Profit	$17.2	$15.9	$1.3	8.5%	$3.6	$3.6	$0.0	0%
Gross Margin	28%	24%	$ -	443BPS	27%	22%	$ -	490BPS
Adjusted EBITDA	-$4.0	-$4.7	$0.7	15.0%	-$1.2	-$1.3	$0.1	-7.6%

●	Restatement of Financials, as shown in the table below, includes cumulative adjustments of:

○	$3.4M of non-cash excess and obsolete inventory
○	$0.4M of non-cash charges for warranty obligations
○	$1.4M of non-cash income statement reclassifications

●	Market environment impacted shipment timing in FY 2024:

○	Higher interest rates and geopolitical uncertainties led some customers to defer orders and shipments to FY 2025 and FY 2026
○	Delayed orders may add to future quarterly revenue growth

●	Gross Margins and Adjusted EBITDA

○	Continued improvement and progress toward profitability

Restatement  Impacts: Summary of Changes

($000)	First Three Quarters FY 2024	FY 2023	FY 2022	Pre FY 2022	Total
Entries to Increase (decrease) cost of sales:
Excess and obsolete inventory	$(26)	$1,153	$864	$1,408	$3,399
Warranty expense	$398				$398

Reclassification entries:
Increase to cost of sales	$205	$208	$828	$205	$1,446
Decrease to research and development	$(205)	$(208)	$(828)	$(205)	$(1,446)

Summary:
Total impact to cost of sales	$577	$1,361	$1,692	$1,613	$5,243
Net impact to income from operations	$372	$1,153	$864	$1,408	$3,797

CEO Commentary

“Over the past six months, we focused on strengthening our internal processes, restating certain previously-filed financials, and completing the FY 2024 audit,” said Flux Power CEO Ron Dutt. “In terms of the restatement, over a period of four years, we identified approximately $5.2 million in cumulative adjustments, mostly excess and obsolete inventory that primarily related to product innovation and design changes of our products during a period of rapid growth. The inventory write-down and other necessary adjustments did not impact cashflow and the restatement has not adversely impacted our line of credit with Gibraltar Capital.

“We have included the corrected financials for 2022 and 2023 fiscal years and related quarters in our 2024 10-K. Our finance team, led by CFO Kevin Royal, has taken numerous measures to rectify the previous inventory and other accounting errors to mitigate the possibility of a recurrence and to ensure we have the people and systems in place to support our future growth.

“Our overall business and long-term outlook remain strong as we move into FY 2025 Supporting our outlook, as of December 31, 2024, our open order backlog was $17.5 million, reflecting lower order activity in 2024 primarily due to market economics. Although, we experienced lumpiness in fiscal 2024 stemming from delays in deliveries of new forklifts, we expect that our enhanced sales strategies, coupled with better market conditions, will position us for growth and move us closer to profitability in 2025.

“Gross margin initiatives have led to higher margins over each of the last three years, increasing from 13% in 2022, to 24% in FY 2023, and to 28% in FY 2024. With strategic supply chain and profitability improvement initiatives, lower costs and higher volume purchasing, gross margin improvement remains a top priority.

Key FY 2024 Takeaways:

●	Certain delays of customer orders stretched beyond current fiscal year ending June 30, 2024

○	Delays linked to forklift deferrals as a result of higher interest rates

○	No known lost customers nor lost orders to competition

○	Underlying demand appears strong due to continued Lithium adoption by customers

●	Actions supporting targeted sales trajectory

○	Launched new Private Label program for another top 10 Forklift original equipment manufacturer (OEM), as highlighted below

○	New product launches of heavy-duty models addressing customer demand

○	Adding salespeople to support customer demand

○	Increasing marketing resources and initiatives

●	Actions supporting increased gross margins

○	Selected company-wide cost reductions, leveraging engineering and purchasing initiatives

○	Selected pricing increases reflecting our “total value add” to products/customers

●	Continued progress to expand technology, innovation, and partnerships

○	Telemetry features for customer asset management including nationwide installation

○	New partnership aimed at enhancing the recycling process for end-of-life lithium-ion batteries with the largest critical battery components recycling company in the U.S.

○	Pursuit of backup battery cells sourcing and fast charging technology product applications

○	Development of machine learning and AI features for product support of large fleets

○	Automation of modularizing battery cells to launch this summer

●	Key Management Changes:

○	As part of our longtime succession plan, our Chairman and Chief Executive Officer, Ron Dutt, announced his retirement from the Company. The Company’s Board of Directors is conducting a comprehensive search to identify the next CEO with the assistance of a nationally recognized search firm. Mr. Dutt will remain in his roles until the search for his successor is complete.

○	Three executive appointments have been made to accelerate our strategy of scaling our business and expanding our Fortune 500 customer base, building on our industry reputation and operational capabilities:

■	Kevin Royal appointed CFO, has more than 20 years of successful experience as a CFO for four publicly traded companies, with oversight of Finance, Accounting, IT, HR, Legal, Investor Relations, and M&A.

■	Kelly Frey appointed Chief Revenue Officer, bringing over 20 years of notable experience as a sales and marketing leader, including roles ranging from startups to Fortune 100 companies.

■	Mark Barmettler appointed Senior Director Engineering with 20 years successful engineering leadership experience in manufacturing businesses spanning electrical, software, and mechanical designs.

○	Appointed Mark Leposky, a senior-level executive with deep operational and rapid growth experience, to our Board of Directors as an independent director to support the next phase of our strategy and growth.

●	Miscellaneous Developments:

○	Announced a strategic partnership with one of the top forklift OEMs to launch a new private label battery program. This collaboration marks a significant milestone for Flux Power’s S-Series line, which now includes products with the coveted UL Type EE certification, which provides added safety and durability capability.

○	Entered into a new partnership aimed at enhancing the recycling process for end-of-life lithium-ion batteries with the largest critical battery components recycling company in the U.S., representing a significant step forward in Flux Power’s ongoing commitment to environmental responsibility.

○	Hosted an investor day on August 7, 2024, at our headquarters and manufacturing facility in Vista, California to showcase new products and lean manufacturing.

○	Presented at the iAccess Alpha Best Ideas Summer Conference on June 25, 2024.

CEO Commentary Continued:

“Looking ahead, we are highly focused on expanding our sales and marketing initiatives to secure new customer relationships at a time when the material handling industry is increasingly seeking sustainable and efficient energy solutions. We anticipate improving revenue throughout fiscal year 2025 and beyond due to greater clarity regarding interest rates and government policies, along with furthering our product and selling initiatives.

“We are working to expand product lines for multiple customer segments and adjacent markets with new products and filling gaps in energy storage offerings. A new integrated onboard charger option for M24 lithium-ion battery pack plugs into any outlet, anywhere, for more efficient warehouse operations. We also plan to add heavy duty models to most of our product lines in the coming months. Our telemetry, which includes asset management features, is in the pilot stage for a Fortune 50 company implementation nationwide. To meet the demanding needs of our customers with cutting-edge solutions, we continue to innovate our products and capabilities and expand our reach into new applications.

“We are working with our distribution network to expand new customer acquisition initiatives. We are also leveraging our position with growth-oriented projects and developing partnerships with vendors, technology partners, and opportunities to further drive growth. Recently, we announced a new partnership aimed at enhancing the recycling process for end-of-life lithium-ion batteries with the largest critical battery components recycling company in the U.S. Through this collaboration, our recycling partner has commenced the reception and recycling of these cells and modules, marking a major milestone in our sustainability efforts.

“Finally, after 12 years as CEO, I have decided to step down in the coming year. It has been an honor to serve as Flux Power’s Chairman and CEO, and I will remain in these roles until the search for a successor is complete. Looking forward, we believe our innovative product set and focused strategy are leading us toward near-term profitability and positioning us to be the leading provider to large Fortune 500 material handling fleets.”

Quarterly Orders and Shipments:

The backlog status is a point in time measure but in total reflects the underlying pacing of orders:

Fiscal Quarter Ended	Beginning Backlog	New Orders	Shipments	Ending Backlog
	Restated		Restated	Restated
March 31, 2023	$30,352,000	$9,751,000	$15,087,000	$25,016,000
June 30, 2023	$25,016,000	$19,780,000	$16,403,000	$28,393,000
September 30, 2023	$28,393,000	$8,102,000	$14,787,000	$21,708,000
December 31, 2023	$21,708,000	$26,552,000	$18,203,000	$30,057,000
March 31, 2024	$30,057,000	$4,030,000	$14,457,000	$19,630,000
June 30, 2024	$19,630,000	$11,614,000	$13,377,000	$17,867,000

As of December 31, 2024, order backlog was approximately $17.5 million.

Q4’24 Financial Results

Revenue for the fiscal fourth quarter of 2024 decreased 18% to $13.4 million compared to $16.4 million in the fiscal fourth quarter of 2023, primarily in material handling class 1 vehicles driven by double-digit sales declines with our OEM partners. GSE revenue also declined year-over-year, reflecting a delay in shipments to a large customer. In both cases the decrease in sales volume was partially offset by shifts to higher-priced products as well as certain pricing increases.

Gross profit for the fiscal fourth quarter of 2024 was flat at $3.6 million compared to a gross profit of $3.6 million in the fiscal fourth quarter of 2023. Gross margin increased to 27% in the fiscal fourth quarter of 2024 as compared to 22% in the fiscal fourth quarter of 2023. Gross profit margin increased nominally by 490 basis points as a result of moderate pricing increases and improvement in materials costs.

Adjusted EBITDA loss was $1.2 million in the fiscal fourth quarter of 2024 as compared to a loss of $1.3 million in the fiscal fourth quarter of 2023.

Selling & Administrative expenses increased to $4.3 million in the fiscal fourth quarter of 2024 as compared to $4.1 million in fiscal fourth quarter of 2023, primarily attributable to slightly higher marketing expenses.

Research & Development expenses decreased to $1.1 million in the fiscal fourth quarter of 2024 compared to $1.3 million in the fiscal fourth quarter of 2023, primarily due to lower project related materials costs.

Net loss for the fiscal fourth quarter of 2024 was $2.2 million, compared to a loss of $2.2 million in the fiscal fourth quarter of 2023. While revenue was lower in Q4 2024 gross margin was higher, resulting in similar net loss performance.

FY’24 Financial Results

Revenue for the fiscal year 2024 decreased by 9% to $60.8 million compared to $66.5 million in the fiscal year 2023, primarily in GSE reflecting a delay in shipments to a large customer. Material Handling revenue also declined year-over-year as OEM customers experienced double-digit declines in sales. In both cases the decrease in sales volume was partially offset by shifts to higher priced products as well as certain pricing increases.

Gross Profit for the fiscal year 2024 increased to $17.2 million compared to a gross profit of $15.9 million in the fiscal year 2023. Gross margin was 28% in the fiscal year 2024 as compared to 24% in the fiscal year 2023, reflecting the shift to higher margin products and the effect of cost control and reduction initiatives.

Adjusted EBITDA improved to a loss of $4.0 million in the fiscal year 2024 as compared to a loss of $4.7 million in the fiscal year 2023, driven by improved gross margins.

Selling & Administrative expenses increased to $18.9 million in the fiscal year 2024 from $17.6 million in the fiscal year 2023, primarily attributable to stock-based compensation, new hires in sales, sales force commissions, professional service fees and depreciation, which were partially offset by reductions in bonus expenses and insurance premiums.

Research & Development expenses increased to $4.9 million in the fiscal year 2024 compared to $4.7 million in the fiscal year 2023, primarily due to increased payroll and related benefits and stock-based compensation, which were partially offset by reductions in materials and testing related to development of new products, equipment rentals and bonuses.

Net loss for the fiscal year 2024 was $8.3 million as compared with a net loss of $7.7 million in the fiscal year 2023, primarily attributable to the increase in gross profit being more than offset by higher sales and marketing personnel expenses and commissions as well as the increase in interest expense due to higher levels of borrowing at higher interest rates during the year.

Cash was $0.6 million on June 30, 2024, as compared to $2.4 million at June 30, 2023, reflecting changes in working capital management. Available working capital includes: our line of credit as of December 31, 2024, under our $16.0 million credit facility from Gibraltar Business Capital (“Gibraltar”), with a remaining available balance of $6.3 million subject to borrowing base limitations and satisfaction of certain financial covenants; and $1.0 million available under the subordinated line of credit with Cleveland Capital. Our credit line with Gibraltar, subject to eligible accounts receivables and inventory borrowing base, provides for expansion up to $20 million.

Events of default occurred under the loan agreement associated with certain EBITDA requirements that were not achieved for the three month period ending April 30, 2024, May 31, 2024 and July 31, 2024, and non-compliance with certain other covenants under the loan agreement. A waiver of such defaults was obtained. On January 22, 2025, we entered into Amendment No. 4 to Loan and Security Agreement (the “Fourth Amendment”) with GBC which amended certain terms of the Loan and Security Agreement dated July 28, 2023, including but not limited to amending the EBITDA Minimum financial covenant. In consideration for the Fourth Amendment, the Company agreed to pay GBC a non-refundable amendment fee of $50,000 in cash.

Our failure to timely file certain reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) means that we are currently ineligible to use a Form S-3 Registration Statement. In order to be eligible to file a Form S-3 with the SEC again, we will need to timely file all reports required to be filed under the Exchange Act for a period of at least twelve (12) calendar months immediately preceding the filing of a new Form S-3 Registration Statement. As such, we are evaluating alternative sources of funding to support our growth initiatives. Our ability to continue as a going concern is dependent upon the availability of the credit facility from Gibraltar and our ability to meet order projections, ship open sales orders, further improve our margins, reduce operating costs and raise additional capital, if needed, on a timely basis until such time as revenues and related cash flows are sufficient to fund our operations.

Conference Call

Flux Power will not host a quarterly conference call to discuss its financial results for the fourth quarter and full fiscal year ended June 30, 2024. For further detail and discussion of the Company’s financial performance, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024. We look forward to providing future updates on our business and expect to return to our normal cadence of quarterly conferences calls subsequent to the filing of our Q1 & Q2 FY2025 Financial Results Upon Filing Related Forms 10-Q with the Securities and Exchange Commission.

Note about Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

In addition to financial results presented in accordance with GAAP, this press release presents adjusted EBITDA, which is a non-GAAP measure. Adjusted EBITDA is determined by taking net loss and adding interest, taxes, depreciation, amortization, and stock-based compensation expenses. The company believes that this non-GAAP measure, viewed in addition to and not in lieu of net loss, provides additional information to investors by providing a more focused measure of operating results. This metric is an integral part of the Company’s internal reporting to evaluate its operations and the performance of senior management. A reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, is available in the accompanying financial tables below. The non-GAAP measure presented herein may not be comparable to similarly titled measures presented by other companies.

US-GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA RECONCILIATION
(Unaudited)

	Year ended June 30,
	2024	2023
		Restated
Net loss	$(8,333,000)	$(7,743,000)
Add/Subtract:
Interest, net	1,718,000	1,339,000
Income tax provision	-	-
Depreciation and amortization	1,045,000	899,000
EBITDA	(5,570,000)	(5,505,000)
Add/Subtract:
Stock-based compensation	1,571,000	798,000
Adjusted EBITDA	$(3,999,000)	$(4,707,000)

About Flux Power Holdings, Inc.

Flux Power (NASDAQ: FLUX) designs, manufactures, and sells advanced lithium-ion energy storage solutions for electrification of a range of industrial and commercial sectors including material handling, airport ground support equipment (GSE), and stationary energy storage. Flux Power’s lithium-ion battery packs, including the proprietary battery management system (BMS) and telemetry, provide customers with a better performing, lower cost of ownership, and more environmentally friendly alternative, in many instances, to traditional lead acid and propane-based solutions. Lithium-ion battery packs reduce CO2 emissions and help improve sustainability and ESG metrics for fleets. For more information, please visit www.fluxpower.com.

Forward-Looking Statements

This release contains projections and other “forward-looking statements” relating to Flux Power’s business, that are often identified using “believes,” “expects” or similar expressions. Forward-looking statements involve several estimates, assumptions, risks, and other uncertainties that may cause actual results to be materially different from those anticipated, believed, estimated, expected, etc. Accordingly, statements are not guarantees of future results. Some of the important factors that could cause Flux Power’s actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: risks and uncertainties, related to Flux Power’s business, results and financial condition; plans and expectations with respect to access to capital and outstanding indebtedness; Flux Power’s ability to comply with the terms of the existing credit facilities to obtain the necessary capital from such credit facilities; Flux Power’s ability to raise capital; Flux Power’s ability to continue as a going concern. Flux Power’s ability to obtain raw materials and other supplies for its products at competitive prices and on a timely basis, particularly in light of the potential impact of the COVID-19 pandemic on its suppliers and supply chain; the development and success of new products, projected sales, cancellation of purchase orders, deferral of shipments, Flux Power’s ability to improve its gross margins, or achieve breakeven cash flow or profitability, Flux Power’s ability to fulfill backlog orders or realize profit from the contracts reflected in backlog sale; Flux Power’s ability to fulfill backlog orders due to changes in orders reflected in backlog sales, Flux Power’s ability to obtain the necessary funds under the credit facilities, Flux Power’s ability to timely obtain UL Listing for its products, Flux Power’s ability to fund its operations, distribution partnerships and business opportunities and the uncertainties of customer acceptance and purchase of current and new products, and changes in pricing. Actual results could differ from those projected due to numerous factors and uncertainties. Although Flux Power believes that the expectations, opinions, projections, and comments reflected in these forward-looking statements are reasonable, they can give no assurance that such statements will prove to be correct, and that the Flux Power’s actual results of operations, financial condition and performance will not differ materially from the results of operations, financial condition and performance reflected or implied by these forward-looking statements. Undue reliance should not be placed on the forward-looking statements and Investors should refer to the risk factors outlined in our Form 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov/edgar. These forward-looking statements are made as of the date of this news release, and Flux Power assumes no obligation to update these statements or the reasons why actual results could differ from those projected.

Flux, Flux Power, and associated logos are trademarks of Flux Power Holdings, Inc. All other third-party brands, products, trademarks, or registered marks are the property of and used to identify the products or services of their respective owners.

Follow us at:

Blog: Flux Power Blog

News Flux Power News

Twitter: @FLUXpwr

LinkedIn: Flux Power

Contacts

Media & Investor Relations:

media@fluxpower.com

info@fluxpower.com

External Investor Relations:

Chris Tyson, Executive Vice President

MZ Group - MZ North America

949-491-8235

FLUX@mzgroup.us

www.mzgroup.us

FLUX POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	June 30,	June 30,
	2024	2023	2022
		Restated	Restated
ASSETS

Current assets:
Cash	$643,000	$2,379,000	$485,000
Accounts receivable, net of allowance for credit losses of $55,000, $0 and $0 at June 30, 2024, 2023 and 2022, respectively	9,773,000	8,800,000	8,609,000
Inventories, net	16,977,000	16,158,000	14,440,000
Other current assets	945,000	918,000	1,261,000
Total current assets	28,338,000	28,255,000	24,795,000

Right of use asset	2,096,000	2,854,000	2,597,000
Property, plant and equipment, net	1,749,000	1,789,000	1,578,000
Other assets	118,000	120,000	89,000

Total assets	$32,301,000	$33,018,000	$29,059,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,395,000	$9,872,000	$6,645,000
Accrued expenses	3,926,000	3,181,000	2,209,000
Line of credit	13,834,000	9,912,000	4,889,000
Deferred revenue	485,000	131,000	163,000
Customer deposits	18,000	82,000	175,000
Finance leases payable, current portion	156,000	143,000	-
Office leases payable, current portion	734,000	644,000	504,000
Accrued interest	126,000	2,000	1,000
Total current liabilities	30,674,000	23,967,000	14,586,000

Long term liabilities:
Finance leases payable, less current portion	112,000	273,000	-
Office leases payable, less current portion	1,321,000	2,055,000	2,361,000

Total liabilities	32,107,000	26,295,000	16,947,000

Stockholders’ equity:
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	-	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 16,682,465, 16,462,215 and 15,996,658 shares issued and outstanding at June 30, 2024, 2023 and 2022, respectively	17,000	16,000	16,000
Additional paid-in capital	99,889,000	98,086,000	95,732,000
Accumulated deficit	(99,712,000)	(91,379,000)	(83,636,000)
Total stockholders’ equity	194,000	6,723,000	12,112,000
Total liabilities and stockholders’ equity	$32,301,000	$33,018,000	$29,059,000

FLUX POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Year ended June 30,
	2024	2023	2022
		Restated	Restated
Revenues	$60,824,000	$66,488,000	$42,333,000
Cost of sales	43,591,000	50,598,000	36,726,000

Gross profit	17,233,000	15,890,000	5,607,000

Operating expenses:
Selling and administrative	18,932,000	17,620,000	15,515,000
Research and development	4,916,000	4,682,000	6,313,000
Total operating expenses	23,848,000	22,302,000	21,828,000

Operating loss	(6,615,000)	(6,412,000)	(16,221,000)

Other income (expense):
Other income	–	8,000	–
Interest income (expense), net	(1,718,000)	(1,339,000)	(252,000)

Net loss	$(8,333,000)	$(7,743,000)	$(16,473,000)

Net loss per share - basic and diluted	$(0.50)	$(0.48)	$(1.07)

Weighted average number of common shares outstanding - basic and diluted	16,548,533	16,055,256	15,439,530

FLUX POWER HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year ended June 30,
	2024	2023	2022
		Restated	Restated
Cash flows from operating activities:
Net loss	$(8,333,000)	$(7,743,000)	$(16,473,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,045,000	899,000	575,000
Stock-based compensation	1,571,000	798,000	711,000
Amortization of debt issuance costs	230,000	482,000	–
Non-cash lease expense	606,000	512,000	438,000
Inventory write downs	490,000	690,000	665,000
Changes in operating assets and liabilities:
Accounts receivable	(973,000)	(191,000)	(2,512,000)
Inventories	(1,309,000)	(2,408,000)	(5,550,000)
Other assets	(163,000)	(170,000)	(549,000)
Accounts payable	1,523,000	3,227,000	(530,000)
Accrued expenses	745,000	972,000	(374,000)
Accrued interest	124,000	(32,000)	139,000
Office leases payable	(644,000)	1,000	(1,000)
Deferred revenue	354,000	(518,000)	(436,000)
Customer deposits	(64,000)	(93,000)	4,000
Net cash used in operating activities	(4,798,000)	(3,574,000)	(23,893,000)

Cash flows from investing activities:
Purchases of equipment	(853,000)	(1,032,000)	(797,000)
Proceeds from sale of fixed assets	-	8,000	–
Net cash used in investing activities	(853,000)	(1,024,000)	(797,000)

Cash flows from financing activities:
Proceeds from the issuance of common stock in registered direct offering, net of offering costs	–	–	13,971,000
Proceeds from the issuance of common stock in public offering, net of offering costs	–	1,556,000	1,602,000
Proceeds from stock option exercises and employee stock purchase plan exercises	141,000	–	–
Proceeds from revolving line of credit	67,209,000	63,400,000	8,450,000
Payment of revolving line of credit	(63,287,000)	(58,377,000)	(3,561,000)
Payment of finance leases	(148,000)	(87,000)	–
Net cash provided by financing activities	3,915,000	6,492,000	20,462,000

Net change in cash	(1,736,000)	1,894,000	(4,228,000)
Cash, beginning of period	2,379,000	485,000	4,713,000

Cash, end of period	$643,000	$2,379,000	$485,000

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Initial right of use asset recognition	$–	$855,000	$–
Common stock issued for vested RSUs	$538,000	$417,000	$21,000
Warrants issued in connection with borrowing agreements, recorded as debt issuance cost	$92,000	$-	$253,000

Supplemental cash flow information:
Interest paid	$1,409,000	$1,127,000	$151,000